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                                                                    EXHIBIT 99.1

                  NEWS RELEASE GENERAL GROWTH PROPERTIES, INC.

                                                          110 North Wacker Drive
                                                               Chicago, IL 60606
                                                                  (312) 960-5000
                                                              FAX (312) 960-5475

FOR IMMEDIATE RELEASE

                                                          CONTACT: David Keating
                                                    Sr. Manager, Media Relations
                                                 david.keating@generalgrowth.com
                                                                  (312) 960-6325
                                                             (312) 560-9603 Cell

                         GENERAL GROWTH PROPERTIES, INC.
                     COMPLETES MERGER OF THE ROUSE COMPANY

CHICAGO, ILLINOIS, NOVEMER 12, 2004 - General Growth Properties, Inc. (NYSE:
GGP) has completed the previously announced merger of Maryland-headquartered The Rouse Company, a premier real estate development and management company.

The Rouse Company acquisition adds 37 regional shopping malls, four community centers, and six mixed-use projects totaling 40 million square feet to General Growth's portfolio of owned shopping centers. There is also a portfolio of office, industrial and other commercial properties totaling approximately 9 million square feet and considerable undeveloped land in some of the most successful master planned communities in the country, such as Summerlin, Nevada, Columbia, Maryland and The Woodlands outside Houston.

Sales per square foot for the retail properties average approximately $439 and occupancy is approximately 92 percent. The portfolio of retail centers includes such world-class properties as Water Tower Place (Chicago), Oakbrook Center (Oakbrook, IL -- Chicago), Fashion Show Mall (Las Vegas) and Faneuil Hall Marketplace (Boston). The planned community development projects (commercial and residential) will capture the spirit of local commerce, art, culture and recreation, within a close-knit, community setting.

The office portfolio is located primarily in the Baltimore/Washington corridor and the rapidly growing Las Vegas market. The office properties provide quality space and great visibility for all types of business.

General Growth Properties, Inc. is a nationwide shopping center owner, developer and manager of regional shopping malls. General Growth currently has ownership interest in, or management responsibility for, a portfolio of 221 regional shopping malls and numerous other types of properties in 44 states. The company portfolio totals approximately 200 million square feet of space and includes over 16,000 retailers nationwide. The second largest U.S.-based publicly traded Real Estate Investment Trust (REIT), General Growth Properties, Inc. is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the company web site at http://www.generalgrowth.com.

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